Exhibit 99.1
M & F WORLDWIDE CORP.
REPORTS THIRD QUARTER AND YEAR-TO-DATE 2009 RESULTS
M & F Worldwide Corp. to Hold Conference Call on November 12, 2009
     New York, NY — November 6, 2009 — M & F Worldwide Corp. (“M & F Worldwide” or the “Company”) (NYSE: MFW — News) today reported results for the third quarter and nine months ended September 30, 2009. Additionally, M & F Worldwide filed its quarterly report on Form 10-Q with the Securities and Exchange Commission today.
     M & F Worldwide will host a conference call to discuss its third quarter and year-to-date 2009 results on November 12, 2009, at 9:00 a.m. (EST). The conference call will be accessible by dialing (800) 230-1951 in the United States and (612) 288-0337 internationally. For those unable to listen live, a replay of the call will be available by dialing (800) 475-6701 in the United States and (320) 365-3844 internationally; Access Code: 120099. The replay will be available from 11:00 a.m. (EST) Thursday, November 12, 2009, through 11:59 p.m. (EST) Thursday, November 26, 2009.
Third Quarter 2009 Highlights
•	Net revenues of $450.7 million, down 6.6% as compared to the third quarter of 2008

•	Operating income of $91.6 million, up 19.4% as compared to the third quarter of 2008

•	Non-GAAP adjusted net income of $36.2 million, or $1.87 per non-GAAP diluted share, excluding the impact of a gain on early extinguishment of debt
Third Quarter 2009 Performance
Consolidated Results
     Consolidated net revenues decreased by $31.6 million, or 6.6%, to $450.7 million for the third quarter of 2009 from $482.3 million for the third quarter of 2008. The decrease was primarily due to a decrease in net revenues for the Harland Clarke segment of $17.7 million.
     Non-GAAP adjusted net income was $36.2 million for the third quarter of 2009, or $1.87 per non-GAAP diluted share, excluding the impact of a gain on early extinguishment of debt. Net income increased by $16.4 million, or 81.6% to $36.5 million for the third quarter of 2009, or $1.88 per diluted share, from $20.1 million, or $1.04 per diluted share, for the third quarter of 2008. The increase in net income and earnings per share reflects an increase in operating income of $14.9 million ($9.1 million after tax), primarily due to reductions in selling, general and administrative expenses and a decrease in interest expense of $13.2 million ($8.1 million after tax), primarily due to lower interest rates on variable rate debt.
     Adjusted EBITDA increased by $14.4 million, or 11.8%, to $136.8 million for the third quarter of 2009 from $122.4 million for the third quarter of 2008. Adjusted EBITDA is a non-GAAP measure that is defined in the footnotes to this release and reconciled to net income, the most directly comparable GAAP measure, in the accompanying financial tables.
Segment Results
     Net revenues for the Harland Clarke segment decreased by $17.7 million, or 5.5%, to $305.0 million for the third quarter of 2009 from $322.7 million for the third quarter of 2008. The decrease in net revenues was primarily due to volume declines from check and related products, which the Company believes was partially affected by the economic downturn. Declines in volumes were partially offset by increased revenues per unit. Operating income for the Harland Clarke segment increased by $12.4 million, or 21.8%, to $69.4 million for the third quarter of 2009 from $57.0 million for the third quarter of 2008. The increase in operating income was largely driven by increased revenues per unit, reductions in labor costs, general overhead costs and integration-related costs, and a decrease in depreciation and amortization, which more than offset volume declines, inflation in delivery and material costs, and a $2.8 million increase in restructuring costs. Operating income for the third quarter of 2009 and 2008 includes restructuring costs of $3.4 million and $0.6 million, respectively.
     Net revenues for the Harland Financial Solutions segment decreased by $4.9 million, or 6.7%, to $67.9 million for the third quarter of 2009 from $72.8 million for the third quarter of 2008. Net revenues from the enterprise solutions product lines decreased $3.0 million, primarily due to declines in license, hardware, and professional services revenues. Additionally, there was a decrease in early termination fees in the third quarter of 2009 as compared to the third quarter of 2008. Net revenues from the risk management product lines decreased $1.4 million, primarily due to declines in lending products. The Company believes the declines were partially affected by the economic downturn, which has negatively affected information technology purchases by financial institutions. Operating income for the Harland Financial Solutions segment increased by $1.5 million, or 18.8%, to $9.5 million for the third quarter of 2009 from $8.0 million for the third quarter of 2008. The increase in operating income was primarily due to labor cost reductions, decreases in general overhead costs, and a $1.3 million reduction in compensation expense related to an incentive agreement from an acquisition, partially offset by the decrease in net revenues and a $0.8 million increase in restructuring costs. Operating income for the third quarter of 2009 includes charges of $0.8 million for compensation expense related to an incentive agreement from an acquisition and $0.9 million for restructuring costs. Operating income for the third quarter of 2008 includes charges of $2.1 million for compensation expense related to an incentive agreement from an acquisition and $0.1 million for restructuring costs.
     Net revenues for the Scantron segment decreased by $5.7 million, or 9.7%, to $52.9 million for the third quarter of 2009 from $58.6 million for the third quarter of 2008. The decrease in net revenues was primarily due to volume declines in hardware and forms products and a decrease in service and maintenance revenues. The Company believes these product lines and services were partially affected by the economic downturn. Operating income for the Scantron segment increased by $2.1 million, or 23.3%, to $11.1 million in the third quarter of 2009 from $9.0 million in the third quarter of 2008. The increase in operating income was primarily due to cost reductions and a decrease in integration-related costs from the Data Management acquisition and other restructuring activities and a $0.7 million decrease in restructuring costs, partially offset by volume declines. Operating income for the third quarter of 2008 includes restructuring costs of $0.7 million.
     Net revenues for the Licorice Products segment, operated by Mafco Worldwide, decreased by $3.3 million, or 11.7%, to $25.0 million for the third quarter of 2009 from $28.3 million for the third quarter of 2008. The decline in net revenues was due to lower shipment volumes for all of Mafco Worldwide’s products, primarily from order shipment timing, continued worldwide consumption declines in tobacco products using licorice and the continued rationalization of inventories by Altria, Inc. (“Altria”) and Philip Morris International, Inc. (“PMI”) subsequent to Altria’s spin-off of PMI in 2008. Operating income for the Licorice Products segment decreased by $1.1 million, or 12.1%, to $8.0 million for the third quarter of 2009 from $9.1 million for the third quarter of 2008. The decrease in operating income was primarily due to the decline in net revenues and increased raw material costs.
Year-to-Date 2009 Performance
Consolidated Results
     Consolidated net revenues decreased by $72.3 million, or 5.0%, to $1,366.9 million for the nine months ended September 30, 2009 from $1,439.2 million for the nine months ended September 30, 2008. The decrease was primarily due to a decrease in net revenues for the Harland Clarke segment of $57.4 million, partially offset by an increase in net revenues of $14.6 million due to the acquisition of Data Management I LLC by the Scantron segment on February 22, 2008.
     Non-GAAP adjusted net income was $78.6 million for the nine months ended September 30, 2009, or $4.07 per non-GAAP diluted share, excluding the impact of a gain on early extinguishment of debt. Net income increased by $65.0 million, or 125.2%, to $116.9 million, or $6.02 per diluted share, for the nine months ended September 30, 2009 from $51.9 million, or $2.52 per diluted share, for the nine months ended September 30, 2008. Net income for the nine months ended September 30, 2009 includes a $62.0 million ($38.3 million after tax) gain on early extinguishment of debt related to the purchase of $116.2 million principal amount of Harland Clarke Holdings Corp. Senior Notes for aggregate consideration of $50.6 million. The increase in net income and earnings per share also reflects a decrease in interest expense of $35.0 million ($21.4 million after tax), primarily due to lower interest rates on variable rate debt and an increase in operating income of $7.8 million ($4.8 million after tax), primarily due to reductions in selling, general and administrative expenses, partially offset by an increase in restructuring costs of $22.3 million ($13.6 million after tax). The increase in earnings per share also reflects fewer weighted average shares of common stock outstanding due to the Company’s repurchase of 2.0 million shares in the second quarter of 2008.
     Adjusted EBITDA increased by $19.2 million, or 5.3%, to $385.0 million for the nine months ended September 30, 2009 from $365.8 million for the nine months ended September 30, 2008. Adjusted EBITDA is a non-GAAP measure that is defined in the footnotes to this release and reconciled to net income, the most directly comparable GAAP measure, in the accompanying financial tables.

Segment Results
     Net revenues for the Harland Clarke segment decreased by $57.4 million, or 5.8%, to $926.4 million for the nine months ended September 30, 2009 from $983.8 million for the nine months ended September 30, 2008. The decrease in net revenues was primarily due to volume declines from check and related products, which the Company believes was partially affected by the economic downturn, as well as one less production day in the nine months ended September 30, 2009. Declines in volumes were partially offset by increased revenues per unit. Additionally, there was $0.7 million of revenue from contract termination fees for the nine months ended September 30, 2009 compared to $2.3 million for the nine months ended September 30, 2008. Operating income for the Harland Clarke segment decreased by $0.8 million, or 0.5%, to $172.6 million for the nine months ended September 30, 2009 from $173.4 million for the nine months ended September 30, 2008. The decrease in operating income was largely driven by a $20.4 million increase in restructuring costs, volume declines, inflation in delivery and materials costs one less production day in the nine months ended September 30, 2009 and a $1.6 million reduction in revenue from contract termination fees, which were essentially offset by increased revenues per unit, and reductions in labor costs, general overhead costs and integration-related costs. Operating income for the nine months ended September 30, 2009 and 2008 includes restructuring costs of $21.8 million and $1.4 million, respectively.
     Net revenues for the Harland Financial Solutions segment decreased by $11.1 million, or 5.1%, to $206.8 million for the nine months ended September 30, 2009 from $217.9 million for the nine months ended September 30, 2008. Net revenues from the enterprise solutions product lines decreased $9.5 million, primarily due to declines in license, hardware, and professional services revenues. Additionally, there was a decrease in early termination fees for the nine months ended September 30, 2009 as compared to the nine months ended September 30, 2008. Net revenues from the risk management product lines decreased $1.0 million, primarily due to declines in mortgage products, partially offset by organic growth in lending products. The Company believes the declines were partially affected by the economic downturn, which has negatively affected information technology purchases by financial institutions. Operating income for the Harland Financial Solutions segment increased by $7.3 million, or 35.1%, to $28.1 million for the nine months ended September 30, 2009 from $20.8 million for the nine months ended September 30, 2008. The increase in operating income was primarily due to labor cost reductions, decreases in general overhead costs and a $4.3 million decrease in compensation expense related to an incentive agreement for an acquisition, partially offset by the decrease in net revenues and a $1.1 million increase in restructuring costs. Operating income for the nine months ended September 30, 2009 includes charges of $2.9 million for compensation expense related to an incentive agreement from an acquisition and $4.1 million for restructuring costs. Operating income for the nine months ended September 30, 2008 includes charges of $7.2 million for compensation expense related to an incentive agreement from an acquisition and $3.0 million for restructuring costs.
     Net revenues for the Scantron segment increased by $3.1 million, or 2.0%, to $158.0 million for the nine months ended September 30, 2009 from $154.9 million for the nine months ended September 30, 2008. The Data Management acquisition accounted for an increase of $14.6 million. The remaining $11.5 million decrease was as a result of volume declines in hardware and forms products, partially offset by organic growth in software products. The Company believes the hardware and forms product lines were partially affected by the economic downturn. Operating income for the Scantron segment increased by $5.4 million, or 28.1%, to $24.6 million for the nine months ended September 30, 2009 from $19.2 million for the nine months ended September 30, 2008. The increase in operating income was partially due to the Data Management acquisition, which accounted for an increase of $1.9 million. The remaining $3.5 million increase was primarily due to cost reductions and a decrease in integration-related costs from the Data Management acquisition and other restructuring activities, partially offset by volume declines and a $0.8 million increase in restructuring costs. The nine months ended September 30, 2009 includes $1.3 million in one-time expenses related to a contractual obligation owing to a former employee upon termination of employment. Operating income for the nine months ended September 30, 2009 and 2008 includes restructuring costs of $3.1 million and $2.3 million, respectively.
     Net revenues for the Licorice Products segment, operated by Mafco Worldwide, decreased by $7.1 million, or 8.5%, to $76.2 million for the nine months ended September 30, 2009 from $83.3 million for the nine months ended September 30, 2008. The decline in net revenues was due to lower shipment volumes for all of Mafco Worldwide’s products, primarily from order shipment timing, continued worldwide consumption declines in tobacco products using licorice and the continued rationalization of inventories by Altria and PMI subsequent to Altria’s spin-off of PMI in 2008. Operating income for the Licorice Products segment decreased by $4.9 million, or 16.8%, to $24.3 million for the nine months ended September 30, 2009 from $29.2 million for the nine months ended September 30, 2008. The decrease in operating income was primarily due to the decline in net revenues and increased raw material costs.
About M & F Worldwide
     M & F Worldwide has four business segments, which are operated by Harland Clarke, Harland Financial Solutions, Scantron and

Mafco Worldwide. Harland Clarke provides checks and related products and direct marketing services to financial institutions and their customers. The operations of Harland Financial Solutions include core processing, retail and lending software solutions. Scantron is a leading provider of data management solutions and testing and assessment products and services sold primarily to educational and commercial customers. Mafco Worldwide produces licorice products for sale to the tobacco, food, pharmaceutical and confectionery industries.
Forward-Looking Statements
This press release contains forward-looking statements that reflect management’s current assumptions and estimates of future performance and economic conditions, which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties, many of which are beyond M & F Worldwide’s control. All statements other than statements of historical facts included in this press release, including those regarding M & F Worldwide’s strategy, future operations, financial position, estimated revenues, projected costs, projections, prospects, plans and objectives of management, are forward-looking statements. When used in this press release, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates” or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this press release. Although M & F Worldwide believes that its plans, intentions and expectations reflected in or suggested by the forward-looking statements made in this press release are reasonable, such plans, intentions or expectations may not be achieved. In addition to factors described in M & F Worldwide’s Securities and Exchange Commission filings and others, the following factors may cause M & F Worldwide’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained in this press release include: (1) economic, climatic or political conditions in countries in which Mafco Worldwide sources licorice root; (2) economic, regulatory or political conditions that have an impact on the worldwide tobacco industry or on the consumption of tobacco products in which licorice products are used; (3) the failure of third parties to make full and timely payment to M & F Worldwide for environmental, asbestos, tax and other matters for which M & F Worldwide is entitled to indemnification; (4) unfavorable foreign currency fluctuations; (5) difficult conditions in financial markets, the downturn in and potential worsening of general economic and market conditions and the impact of the credit crisis; (6) M & F Worldwide’s substantial indebtedness; (7) covenant restrictions under M & F Worldwide’s indebtedness that may limit its ability to operate its business and react to market changes; (8) the maturity of the principal industry in which the Harland Clarke segment operates and trends in the paper check industry, including a faster than anticipated decline in check usage due to increasing use of alternative payment methods, a decline in consumer confidence and/or checking account openings and other factors, and our ability to grow non-check-related product lines; (9) consolidation among or failure of financial institutions, decreased spending by financial institutions on our products and services and other adverse changes among the large clients on which M & F Worldwide depends, resulting in decreased revenues and/or pricing pressure; (10) the ability to retain M & F Worldwide’s clients; (11) the ability to retain M & F Worldwide’s key employees and management; (12) lower than expected cash flow from operations; (13) significant increases in interest rates; (14) intense competition in all areas of M & F Worldwide’s business; (15) interruptions or adverse changes in M & F Worldwide’s supplier relationships, technological capacity, intellectual property matters, and applicable laws; (16) decreases to educational budgets as a result of the continued general economic downturn and the resulting impact on Scantron’s customers; (17) variations in contemplate d brand strategies, business locations, management positions and other business decisions in connection with integrating acquisitions; (18) M & F Worldwide’s ability to successfully integrate and manage future acquisitions; (19) M & F Worldwide’s ability to implement any or all components of its business strategy or realize all of its expected cost savings or synergies from acquisitions; (20) acquisitions otherwise not being successful from a financial point of view, including, without limitation, due to any difficulties with M & F Worldwide’s servicing its debt obligations; and (21) weak economic conditions and declines in the financial performance of our businesses that may result in material impairment charges.
     You should read carefully the factors described in M & F Worldwide’s Annual Report on Form 10-K for the year ended December 31, 2008 for a description of risks that could, among other things, cause actual results to differ from these forward-looking statements.
Non-GAAP Financial Measures
     In this release, M & F Worldwide presents certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release because management believes they present information regarding M & F Worldwide that management believes is useful to investors. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measure.
Non-GAAP Adjusted Net Income

     Non-GAAP adjusted net income represents GAAP net income, adjusted to eliminate the gain on early extinguishment of debt and related taxes from the repurchases of Harland Clarke Holdings Corp. Senior Notes at a discount to their principal amount. M & F Worldwide is presenting non-GAAP adjusted net income as a measure of its financial performance because it believes presenting non-GAAP adjusted net income will allow investors to better understand the operating results of M & F Worldwide, since the gain on early extinguishment of debt does not result from changes in the underlying business operations of M & F Worldwide. Management of M & F Worldwide uses non-GAAP adjusted net income to evaluate the operational results and financial performance of M & F Worldwide in a manner similar to the manner in which it uses GAAP net income.
EBITDA and Adjusted EBITDA
     EBITDA represents net income before interest income and expense, income taxes, depreciation and amortization (other than amortization related to contract acquisition payments). M & F Worldwide presents EBITDA because it believes it is an important measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in M & F Worldwide’s industries.
     M & F Worldwide believes EBITDA provides useful information with respect to its ability to meet its future debt service, capital expenditures, working capital requirements and overall operating performance, although EBITDA should not be considered as a measure of liquidity. In addition, M & F Worldwide utilizes EBITDA when interpreting operating trends and results of operations of its business.
     M & F Worldwide also uses EBITDA for the following purposes: Mafco Worldwide’s and Harland Clarke Holdings’ senior credit facilities use EBITDA (with additional adjustments) to measure compliance with financial covenants such as debt incurrence. M & F Worldwide’s subsidiaries executive compensation is based on EBITDA (with additional adjustments) performance measured against targets. EBITDA is also widely used by M & F Worldwide and others in its industry to evaluate and value potential acquisition candidates. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. See below for a description of these limitations. Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to M & F Worldwide to invest in the growth of its business.
     In addition, in evaluating EBITDA, you should be aware that in the future M & F Worldwide may incur expenses such as those excluded in calculating it. M & F Worldwide’s presentation of this measure should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.
     EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•	it does not reflect M & F Worldwide’s cash expenditures and future requirements for capital expenditures or contractual commitments;

•	it does not reflect changes in, or cash requirements for, M & F Worldwide’s working capital needs;

•	it does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on M & F Worldwide’s debt;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;

•	it is not adjusted for all non-cash income or expense items that are reflected in M & F Worldwide’s statements of cash flows; and

•	other companies in M & F Worldwide’s industries may calculate EBITDA differently from M & F Worldwide, limiting its usefulness as a comparative measure.
     Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to invest in the growth of M & F Worldwide’s business or as a measure of cash that will be available to M & F Worldwide to meet its obligations.

You should compensate for these limitations by relying primarily on M & F Worldwide’s GAAP results and using EBITDA only supplementally.
     M & F Worldwide presents Adjusted EBITDA as a supplemental measure of its performance. M & F Worldwide prepares Adjusted EBITDA by adjusting EBITDA to reflect the impact of a number of items it does not consider indicative of M & F Worldwide’s ongoing operating performance. Such items include, but are not limited to, gain on early extinguishment of debt, restructuring costs, deferred purchase price compensation related to an acquisition and non-recurring purchase accounting adjustments. You are encouraged to evaluate each adjustment and the reasons M & F Worldwide considers them appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, M & F Worldwide may incur expenses, including cash expenses, similar to the adjustments in this presentation. M & F Worldwide’s presentation of Adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.
For additional information contact:
Christine Taylor
(212)-572-5988
- tables to follow -

M & F Worldwide Corp. and Subsidiaries
Consolidated Statements of Income
(in millions, except per share data)

	(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Product revenues, net	$379.3	$404.6	$1,145.5	$1,214.7
Service revenues, net	71.4	77.7	221.4	224.5

Total net revenues	450.7	482.3	1,366.9	1,439.2
Cost of products sold	222.4	247.0	682.8	736.2
Cost of services provided	36.4	40.7	114.3	116.9

Total cost of revenues	258.8	287.7	797.1	853.1

Gross profit	191.9	194.6	569.8	586.1
Selling, general and administrative expenses	96.0	116.5	310.9	357.3
Restructuring costs	4.3	1.4	29.0	6.7

Operating income	91.6	76.7	229.9	222.1
Interest income	0.3	0.7	1.2	3.5
Interest expense	(33.2)	(46.4)	(108.0)	(143.0)
Gain on early extinguishment of debt	0.5	—	62.0	—
Other (expense) income, net	(0.1)	—	0.7	1.3

Income before income taxes and extraordinary gain	59.1	31.0	185.8	83.9
Provision for income taxes	22.6	10.9	68.9	32.7

Net income before extraordinary gain	36.5	20.1	116.9	51.2
Extraordinary gain	—	—	—	0.7

Net income	$36.5	$20.1	$116.9	$51.9

Earnings per common share before extraordinary gain:
Basic	$1.89	$1.04	$6.05	$2.48

Diluted	$1.88	$1.04	$6.02	$2.48

Extraordinary gain per common share:
Basic	$—	$—	$—	$0.04

Diluted	$—	$—	$—	$0.04

Earnings per common share:
Basic	$1.89	$1.04	$6.05	$2.52

Diluted	$1.88	$1.04	$6.02	$2.52

Weighted average number of shares used in per share calculations:
Basic shares	19.3	19.2	19.3	20.4

Diluted shares	19.4	19.2	19.3	20.4

M & F Worldwide Corp. and Subsidiaries
Business Segment Information
(in millions)

	(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net revenues
Harland Clarke segment	$305.0	$322.7	$926.4	$983.8
Harland Financial Solutions segment	67.9	72.8	206.8	217.9
Scantron segment	52.9	58.6	158.0	154.9
Licorice Products segment	25.0	28.3	76.2	83.3
Eliminations	(0.1)	(0.1)	(0.5)	(0.7)

Total net revenues	$450.7	$482.3	$1,366.9	$1,439.2

Operating income
Harland Clarke segment	$69.4	$57.0	$172.6	$173.4
Harland Financial Solutions segment	9.5	8.0	28.1	20.8
Scantron segment	11.1	9.0	24.6	19.2
Licorice Products segment	8.0	9.1	24.3	29.2
Corporate	(6.4)	(6.4)	(19.7)	(20.5)

Total operating income	$91.6	$76.7	$229.9	$222.1

Reconciliation of net income to Non-GAAP adjusted net income (in millions, except per share amounts):

	(unaudited)
	Three Months	Nine Months
	Ended	Ended
	September 30, 2009	September 30, 2009
Net income	$36.5	$116.9
Less: gain on early extinguishment of debt, net of taxes of $0.2 and $23.7, respectively (a)	(0.3)	(38.3)

Non-GAAP adjusted net income	$36.2	$78.6

Diluted non-GAAP net income per share	$1.87	$4.07

Diluted GAAP net income per share	$1.88	$6.02

Weighted average number of shares used in diluted per share calculations	19.4	19.3

(a)	Reflects gain from the purchase of Harland Clarke Holdings bonds at less than their principal amount.

Reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA (in millions):

	(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net income	$36.5	$20.1	$116.9	$51.9
Interest expense, net	32.9	45.7	106.8	139.5
Provision for income taxes	22.6	10.9	68.9	32.7
Depreciation and amortization	40.1	41.8	122.1	125.4

EBITDA	132.1	118.5	414.7	349.5
Adjustments:
Restructuring costs (a)	4.3	1.4	29.0	6.7
Deferred purchase price compensation (b)	0.8	2.1	2.9	7.2
Impairment of intangible assets (c)	—	—	—	0.5
Gain on early extinguishment of debt (d)	(0.5)	—	(62.0)	—
Extraordinary gain (e)	—	—	—	(0.7)
Impact of purchase accounting adjustments (f)	0.1	0.4	0.4	2.6

Adjusted EBITDA	$136.8	$122.4	$385.0	$365.8

(a)	Reflects restructuring costs, including adjustments, recorded in accordance with GAAP, consisting primarily of severance, post-closure facility expenses and other related expenses, which were not recorded in purchase accounting.

(b)	Reflects charges accrued under a deferred purchase price agreement required to be recorded as compensation expense in selling, general and administrative expense resulting from an acquisition.

(c)	Reflects a non-cash impairment charge from the write-down of Alcott Routon intangible assets.

(d)	Reflects gain from the purchase of Harland Clarke Holdings bonds at less than their principal amount.

(e)	Reflects a non-recurring extraordinary gain.

(f)	Reflects the non-cash fair value deferred revenue and inventory adjustments related to purchase accounting.